Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement for Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-278393) and related Prospectus of LENZ Therapeutics, Inc. for the registration of 1,022,809 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2025, with respect to the consolidated financial statements of LENZ Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
April 4, 2025